EXHIBIT 24.1
                       CONSENT OF COUNSEL
Consent of Mays & Valentine is included in such firm's opinion as filed as Exhibit 5.



EXHIBIT 24.2
                 CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Old Point Financial Corporation

We consent to the incorporation by reference in the Form S-8 of our report dated January 12, 1996 relating to the consolidated financial statements of the Old Point Financial Corporation as of December 31,1995 and 1994 and for each of the years in the three year period ended December 31, 1995. Our report is presented as part of the Annual Report on Form 10-k, which is incorporated by reference in the Form S-8 filing. In addition, we consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/ Eggleston Smith P.C.


Newport News, Virginia
June 20, 1996